DOR BIOPHARMA, INC.

DOR BioPharma Appoints Brian L. Hamilton, MD, PhD
as Chief Medical Officer

Ewing, NJ – March 12, 2009 - DOR BioPharma, Inc. (OTCBB: DORB) (DOR or the Company) announced today that it has appointed Brian L. Hamilton, MD, PhD, as Senior Vice President and Chief Medical Officer. Dr. Hamilton is a recognized expert in both the global development of topically active steroids as well as in Graft-versus-Host disease (GVHD) and has had a long and distinguished career of more than 25 years in both academia and industry, most notably at Wyeth and Astra. Dr. Hamilton will lead DOR’s clinical affairs, with an emphasis on the execution of its confirmatory Phase 3 clinical trial of orBec® (oral beclomethasone dipropionate or BDP) in the treatment of acute GVHD.

Dr. Hamilton earned his MD and PhD (Transplantation Immunology) at the University of Washington, Seattle, and trained in Pediatrics, Allergy/Immunology, and Oncology. He began his training in bone marrow transplantation while in medical school, with further training at the Children’s Hospital Medical Center, Boston, MA. His academic career, at the University of Washington and the University of Miami, focused on pediatric immunology and bone marrow transplantation. His research focus was the immunobiology of GVHD in a mouse model. He also spent several years as Chief of Immunology at the Children’s Hospital, Oakland, CA with a clinical appointment on the Pediatric Bone Marrow Transplant Service at the University of California – San Francisco.

Following his academic career, Dr. Hamilton joined the pharmaceutical industry, initially at Astra, USA in Westborough, MA working on inhaled steroids (Rhinocort Aqua and Pulmicort Turbuhaler) for the treatment of allergic rhinitis and asthma, including three successful new drug applications for these products. He has worked with several pharmaceutical and biotechnology companies in multiple therapeutic areas, including allergy, asthma, oncology, rheumatology, hematology, diagnostics, and drug delivery systems.

“As I join the DOR team in the ongoing development of orBec® and the other exciting portfolio compounds, I look forward to applying my experience in drug development to my long-standing commitment to improving the lives of patients with GVHD,” stated Brian L. Hamilton, MD, PhD, Chief Medical Officer of DOR.

“We are very pleased to welcome Dr. Hamilton to the DOR team,” said Christopher J. Schaber, PhD, President and CEO of DOR. “We could not ask for someone whose skill set provides a better fit to lead our clinical programs forward. His experience in successfully developing Rhinocort Aqua and Pulmicort Turbuhaler (topical budesonide, the active ingredient in Entocort) while at Astra will be instrumental to us as we advance orBec® to Phase 3 completion in GI GVHD. His specific expertise in GVHD will be vital to the successful interaction between DOR and the Phase 3 clinical sites in our upcoming confirmatory trial. With Dr. Hamilton’s demonstrated record of advancing products through clinical development to commercial success, we are enthusiastically looking forward to expeditiously completing our Phase 3 clinical trial, while continuing to expand and build our pipeline.”

About DOR BioPharma, Inc.

DOR BioPharma, Inc. (DOR) is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of hematopoietic cell transplantation. DOR expects to begin a confirmatory Phase 3 clinical trial of orBec® for the treatment of acute GI GVHD and a Phase 1/2 clinical trial of DOR201 in radiation enteritis in the first half of 2009. orBec® is also currently the subject of an NIH-supported, Phase 2, randomized, double-blind, placebo-controlled trial in the prevention of acute GVHD. Oral BDP may also have application in treating other gastrointestinal disorders characterized by severe inflammation. Additionally, DOR has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin, botulinum toxin and anthrax. DOR’s ricin toxin vaccine, RiVaxTM, has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.

For further information regarding DOR BioPharma, Inc., please visit the Company's website at www.dorbiopharma.com.

This press release contains forward-looking statements that reflect DOR BioPharma, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that DOR conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Forms 10-Q and 10-KSB. Unless required by law, DOR assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200
www.dorbiopharma.com
DOR BioPharma, Inc.
850 Bear Tavern Road, Suite 201
Ewing, NJ 08628